SEMPRA ENERGY
(Unaudited)

Income Statement Data by Business Unit

Three Months Ended June 30, 2005

(Dollars in millions)	SDG&E	SoCal Gas	Commodities	Generation	Pipelines & Storage	LNG	Financial	Consolidating Adjustments, Parent & Other	Total

Operating Revenues	$ 539	$ 940	$ 446	$ 355	$ 75	$ -	$ -	$ (83)	$ 2,272

Operating Expenses	403	773	391	283	69	8	-	(31)	1,896
								-
Depreciation & Amortization	66	66	7	14	3	-	5	2	163

Operating Income	70	101	48	58	3	(8)	(5)	(54)	213

Other Income, net	(2)	-	-	(6)	13	-	-	4	9

Income before Interest & Taxes (1)	68	101	48	52	16	(8)	(5)	(50)	222

Net Interest Expense (2)	19	9	7	3	-	-	2	23	63

Income Tax Expense/(Benefit)	20	34	15	22	-	(3)	(14)	(38)	36

Discontinued Operations	-	-	-	-	-	-	-	(2)	(2)

Net Income	$ 29	$ 58	$ 26	$ 27	$ 16	$ (5)	$ 7	$ (37)	$ 121

Three Months Ended June 30, 2004

(Dollars in millions)	SDG&E	SoCal Gas	Commodities	Generation	Pipelines & Storage	LNG	Financial	Consolidating Adjustments, Parent & Other	Total

Operating Revenues	$ 536	$ 847	$ 344	$ 436	$ 63	$ -	$ -	$ (230)	$ 1,996

Operating Expenses	395	678	263	380	63	4	1	(173)	1,611

Depreciation & Amortization	67	76	5	10	3	-	-	4	165

Operating Income	74	93	76	46	(3)	(4)	(1)	(61)	220

Other Income, net	1	4	-	(10)	32	-	(15)	1	13

Income before Interest & Taxes (1)	75	97	76	36	29	(4)	(16)	(60)	233

Net Interest Expense (2)	18	9	2	9	1	-	2	32	73

Income Tax Expense/(Benefit)	27	38	28	8	11	(2)	(24)	(55)	31

Discontinued Operations	-	-	-	-	-	-	-	(8)	(8)

Net Income	$ 30	$ 50	$ 46	$ 19	$ 17	$ (2)	$ 6	$ (45)	$ 121

(1) Management believes "Income before Interest & Taxes" (Operating Income plus Other Income, net) is a useful measurement of our business units' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income taxes, neither of which is directly relevant to the efficiency of those operations.

(2) Net Interest Expense includes Interest Income, Interest Expense and Preferred Dividends of Subsidiaries.

SEMPRA ENERGY
(Unaudited) (continued)

Income Statement Data by Business Unit

Six Months Ended June 30, 2005

(Dollars in millions)	SDG&E	SoCal Gas	Commodities	Generation	Pipelines & Storage	LNG	Financial	Consolidating Adjustments, Parent & Other	Total

Operating Revenues	$ 1,160	$ 2,181	$ 904	$ 775	$ 144	$ -	$ -	$ (200)	$ 4,964

Operating Expenses	864	1,822	792	618	130	15	1	(94)	4,148

Depreciation & Amortization	131	132	14	27	7	-	11	2	324

Operating Income	165	227	98	130	7	(15)	(12)	(108)	492

Other Income, net	1	(1)	-	-	23	-	(1)	4	26

Income before Interest & Taxes (1)	166	226	98	130	30	(15)	(13)	(104)	518

Net Interest Expense (2)	31	18	13	8	-	1	3	54	128

Income Tax Expense/(Benefit)	47	81	30	49	1	(6)	(27)	(131)	44

Discontinued Operations	-	-	-	-	-	-	-	(2)	(2)

Net Income	$ 88	$ 127	$ 55	$ 73	$ 29	$ (10)	$ 11	$ (29)	$ 344

Six Months Ended June 30, 2004

(Dollars in millions)	SDG&E	SoCal Gas	Commodities	Generation	Pipelines & Storage	LNG	Financial	Consolidating Adjustments, Parent & Other	Total

Operating Revenues	$ 1,116	$ 1,995	$ 652	$ 736	$ 127	$ -	$ -	$ (270)	$ 4,356

Operating Expenses	800	1,641	481	602	120	6	1	(177)	3,474

Depreciation & Amortization	135	150	11	22	7	-	2	3	330

Operating Income	181	204	160	112	-	(6)	(3)	(96)	552

Other Income, net	3	1	-	(14)	41	13	(27)	1	18

Income before Interest & Taxes (1)	184	205	160	98	41	7	(30)	(95)	570

Net Interest Expense (2)	31	18	4	13	1	-	4	61	132

Income Tax Expense/(Benefit)	73	81	53	31	12	3	(50)	(115)	88

Discontinued Operations	-	-	-	-	-	-	-	(32)	(32)

Net Income	$ 80	$ 106	$ 103	$ 54	$ 28	$ 4	$ 16	$ (73)	$ 318

(1) Management believes "Income before Interest & Taxes" (Operating Income plus Other Income, net) is a useful measurement of our business units' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income taxes, neither of which is directly relevant to the efficiency of those operations.

(2) Net Interest Expense includes Interest Income, Interest Expense and Preferred Dividends of Subsidiaries.